Exhibit 10.19

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

WORKPLAN FOR DETAILING SERVICES

This Workplan for Detailing Services (“Workplan”) is dated as of September 19, 2003 (“Effective Date”) by and between Cardinal Health PTS, Inc. (“Cardinal Health”) with a place of business at 7000 Cardinal Place, Dublin, Ohio, and Acorda Therapeutics, Inc. (“Acorda”), having a principal place of business at 15 Skyline Drive, Hawthorne, New York 10532.

Background Information

Cardinal Health and Acorda are parties to the RxPedite Acorda Marketing Services Agreement dated September 19, 2003 (“RxPedite Agreement”).  Cardinal Health provides a number of marketing related services to Acorda pursuant to the terms of the RxPedite Agreement as set forth in specific Workplans agreed to by the parties.  The parties desire to set forth the terms and conditions upon which Cardinal Health will provide Representatives to Detail certain products for Acorda as provided herein and in the RxPedite Agreement.  This Workplan is subject to the terms and conditions of the RxPedite Agreement and is incorporated by reference therein.  In the event of a conflict between the terms of the RxPedite Agreement and this Workplan, the RxPedite Agreement shall control.

ARTICLE I

DEFINITIONS

1.1.                              Definitions.  Initially capitalized terms used in this Workplan that are not otherwise defined in this Article 1 or elsewhere in this Workplan shall have the meanings as such terms are defined in the RxPedite Agreement.

(a)                                  “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

(b)                                 “Agency” means any governmental regulatory authority in the Territory responsible for granting approvals for the sale or maintaining regulatory oversight of the Products, including, without limitation, the FDA.

(c)                                  “Cardinal Health Employee” means individually, any Representative, Manager, National Account Manager, National Sales Director, or Medical Science Liaison, and “Cardinal Health Employees” means, collectively, all of the foregoing.

(d)                                 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

(e)                                  “Detail” means an interactive, face-to-face visit by a Representative with a Target Customer or his or her legally empowered designee in the Territory, during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of one of the Products are described by the Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or

desirable, the Product Labeling and the Product Promotional Materials.   When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail as defined in this Section 1.1(e).

(f)                                    “Manager” means an individual hired by and retained as an employee of Cardinal Health to supervise activities of Representatives under this Workplan, including district sales managers, regional sales directors, a National Sales Director, and a Project Manager.

(g)                                 “Medical Science Liaison” means an individual hired by Cardinal Health to educate target physicians on current trends relating to the Product, its approved indications, and other functions agreed to by the parties.

(h)                                 “MSL Commencement Date” means the date upon which Acorda delivers a written request to Cardinal Health for the recruitment and hiring of the Medical Science Liaisons as provided in Section 2.4.

(i)                                     “NAM Commencement Date” means the date upon which Acorda delivers a written request to Cardinal Health for the recruitment and hiring of the National Account Managers as provided in Section 2.3.

(j)                                     “National Account Manager” means an individual hired by Cardinal Health to manage national sales accounts for Products, including without limitation, accounts with wholesalers, managed care institutions, etc.

(k)                                  “National Sales Director” means an individual hired by Cardinal Health to supervise activities of Representatives, National Account Managers and Medical Science Liaisons under this Workplan and other functions agreed to by the parties.

(l)                                     “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

(m)                               “Product Labeling” means all labels and other written, printed, or graphic matter provided by the Acorda relating directly to Product labeling, including (i) any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, Product package inserts.

(n)                                 “Product Promotional Materials” means all written, printed or graphic material provided by Acorda to Cardinal Health, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Acorda deems necessary or appropriate to conduct the Program.  Product Promotional Materials shall include FDA approved material provided by Acorda relating to indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of each of the Products.

(o)                                 “Products” means the pharmaceutical products to be detailed by Representatives and marketed by Acorda as set forth on attached Schedule 1.1(o), as such

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

schedule may be amended to include other Acorda products by mutual agreement between the parties.

(p)                                 “Program” means the program of Detailing the Products in the Territory  to be conducted by the Representatives pursuant to this Workplan and the RxPedite Agreement during the Term of this Workplan, as defined in  Section 10.1.

(q)                                 “Program Launch” means the first Monday following the completion of the Training Program (as defined in Section 3.1) by at least [***] of the Representatives.

(r)                                    “Representative” means an individual hired by and retained as an employee of Cardinal Health to conduct Detailing of Products in connection with the Program.  As sometimes used in this Workplan, “Representatives” shall also include “Managers.”

(s)                                  “Representative Commencement Date” shall mean the date upon which Acorda delivers a written request to Cardinal Health for the recruitment and hiring of the Representatives as provided in Section 2.1.

(t)                                    “Target” or “Target Customer” means a physician or other specialist identified by Acorda.

(u)                                 “Territory” means the geographical area specified in the attached Schedule  1.1(t).

ARTICLE II

GENERAL SCOPE OF ACTIVITIES

2.1                                 Furnishing Representatives.  Upon receipt of a written request from Acorda, Cardinal Health shall commence the recruitment and hiring of at least [***] Representatives within a timeframe to be mutually agreed upon by the parties.  Cardinal Health shall assign Representatives for such Target Customers, in such numbers, and in such Territories as shall be designated by Acorda during the Term of this Workplan.  Each Representative shall Detail his or her assigned Target Customers based on the general direction given by Acorda’s designated management team and as mutually agreed to by Cardinal Health, such agreement not to be unreasonably withheld.  Except as otherwise provided in Section 2.5, the duties of such Representatives shall be exclusively to Detail the Products and perform other related activities deemed necessary for the establishment and maintenance of new and existing customers of the Products in the Territory.

2.2                                 Furnishing Managers and National Sales Director.  Upon receipt of a written request from Acorda authorizing the recruitment of the Representatives, Cardinal Health shall commence the recruitment and hiring of [***] Managers and [***] National Sales Director to supervise the activities of Representatives, National Account Managers and Medical Science Liaisons and to perform this Workplan.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

2.3                                 Furnishing National Account Managers.  Upon receipt of a written request from Acorda, Cardinal Health shall commence the recruitment and hiring of [***] National Account Managers within a timeframe to be mutually agreed upon by the parties and to perform the functions described on Schedule 2.3.

2.4                                 Furnishing Medical Science Liaisons.  Upon receipt of a written request from Acorda, Cardinal Health shall commence the recruitment and hiring of [***] Medical Science Liaisons within a timeframe to be mutually agreed upon by the parties and to perform the functions described on Schedule 2.4.

2.5.                              Sales Force Syndication.  During the Term, the primary activity of the Cardinal Health Employees will be the marketing and promotion of the Product in the Territory, provided, however, that Cardinal Health will have the right to propose to Acorda syndication of any additional capacity of the Representatives to other products from third party healthcare companies.  Upon Acorda’s acceptance of such proposal, the parties will negotiate in good faith a decrease in the Service Fees to reflect such syndication by Cardinal Health.  Cardinal Health may not syndicate such additional sales force capacity absent written approval of the proposal by Acorda, including approval of the negotiated adjustment in the Service Fees.  Acorda will consider any such proposed syndication in good faith, taking into account the type of product, target audience and level of sales effort for such product.

2.6                                 Scope of Activities.  The parties shall perform the following activities as applicable to each in connection with the Program:

(a)                                  Cardinal Health will recruit, interview and hire as its employees the Cardinal Health Employees.  Cardinal Health will use its best efforts to ensure that Cardinal Health Employees have prior experience and training in the pharmaceutical industry or other health care-related fields or such other experience deemed mutually acceptable by Acorda and Cardinal Health.  Cardinal Health shall use its best efforts to ensure that the Cardinal Health Employees have satisfactory references from prior employers. Cardinal Health shall have the sole authority to reject any applicant for employment as a Cardinal Health Employee. Acorda may, at its sole cost and expense, participate with Cardinal Health in the interviewing of Cardinal Health Employees.  If Cardinal Health rejects an applicant and thereafter hires such applicant at the request of Acorda, Acorda shall indemnify and hold Cardinal Health harmless from any Claim (as defined in the RxPedite Agreement) arising as a result of such Cardinal Health Employee’s wrongful or negligent acts or omissions.

(b)                                 Cardinal Health shall have sole and exclusive authority to discipline or terminate the employment of the Cardinal Health Employees.  Acorda may reasonably request that a Cardinal Health Employee be terminated or reassigned if such Cardinal Health Employee’s activities or conduct are not adequately (i) achieving the performance goals of the Product, or (ii) complying with Acorda requirements for Detailing the Product.  Cardinal Health shall use its best efforts to comply with such request; provided that such action complies with applicable laws and is in accordance with Cardinal Health’s policies and procedures, as determined by Cardinal Health’s human resources manager.  In the event Cardinal Health determines that its policies and procedures or applicable laws prohibit the termination or reassignment of any Cardinal Health

Employee so requested by Acorda, it shall notify Acorda of such determination and submit a corrective action plan for Acorda’s approval.  In any event, if a Cardinal Health Employee fails to comply with all applicable laws and regulations, or breaches Cardinal Health’s obligations under the RxPedite Agreement or this Workplan, then the parties shall take the actions set forth in Section 2.8..

(c)                                  Cardinal Health shall cause each Cardinal Health Employee to attend and successfully complete the Training Program (as defined in Section 3.1) conducted by Acorda for each of the Products prior to participating in the Program.  Any Cardinal Health Employee who does not successfully complete all requirements of the Training Program shall be removed and replaced by another Cardinal Health Employee who shall comply with such requirements.

(d)                                 Cardinal Health’s Managers shall periodically accompany Representatives on Details, conduct field evaluations of the Representatives and the Program, including time supervision, territory management, and reporting, and be available to review such evaluations with the Acorda’s coordinator of the Program.  At Acorda’s request, Cardinal Health shall permit Acorda or its designated representative to review Cardinal Health’s evaluations relating to the foregoing and to accompany the Representatives on such Details.

(e)                                  Acorda shall provide Cardinal Health without cost with sufficient quantities of the Product Promotional Materials and Product Labeling for the performance and supervision of Detailing.  Acorda shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling.  In connection with the Detailing of the Products, the Cardinal Health Employees shall use only the Product Labeling and the Product Promotional Materials provided by Acorda; and under no circumstances shall Cardinal Health or the Cardinal Health Employees develop, create, or use any other promotional material or literature for the Detailing of the Products.  Representatives and National Account Managers shall limit their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials, and Cardinal Health shall require that Representatives and National Account Managers so limit their statements and claims.  Acorda shall advise Cardinal Health immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice Cardinal Health and the Cardinal Health Employees shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by Acorda.

(f)                                    The Representatives and National Account Managers shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials.

(g)                                 The Cardinal Health Employees shall not make any disparaging, untrue, or misleading statements about any of Acorda or its Affiliates, employees, competitors, or competing products.

(h)                                 Representatives and National Account Managers shall Detail the Products in strict adherence to all applicable laws, regulations, and professional requirements, including, but not limited to, the Act, the Medicare and Medicaid Anti-Kickback Statute, and the American Medical Association Gifts to Physicians from Industry Guidelines.

(i)                                     The Cardinal Health Employees shall remain under the direct authority and control of Cardinal Health, but shall cooperate with the members of Acorda and shall receive advice and direction related to Detail activities on the Products from Acorda and Cardinal Health mutually.  Acorda shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products in accordance with applicable laws and Cardinal Health Employees shall comply with such decisions.   Any Acorda personnel interacting with Cardinal Health Employees shall not discipline the Cardinal Health Employees or implement terms or conditions of employment or personnel policies and/or practices with respect to the Cardinal Health Employees or otherwise control the daily activities of the Cardinal Health Employees.  Acorda shall provide Cardinal Health with copies of all reports, memoranda, audits and other data it develops pertaining to (i) the Cardinal Health Employees, Detailing, and the Program within fifteen (15) days of the preparation of such documents, and (ii) any negligent or wrongful acts or omissions of the Cardinal Health Employees as promptly as practicable.

(j)                                     Cardinal Health shall supply Representatives, National Account Managers and Medical Science Liaisons with fleet vehicles for their use in performing and supervising the Detailing.  Acorda shall reimburse Cardinal Health for all reasonable out-of-pocket costs and expenses (i.e., airline tickets and other travel expenses, hotel, rent-a-car, fuel, business meals, travel meals, etc.) of the Cardinal Health Employees to the extent directly incurred in connection with performing services pursuant to this Workplan and subject to compliance with a budget to be mutually agreed upon by Acorda and Cardinal Health for the costs and expenses referenced in this subparagraph for each Territory.  Cardinal Health shall obtain prior approval for any such costs or expenses that exceed the budget.

(k)                                  Acorda shall provide Cardinal Health with a list of Target Customers in the Territory and with data on prescriptions and sales in the Territory for Cardinal Health’s use in performing this Workplan.  Acorda shall also provide Cardinal Health with such other sales and marketing information concerning the Products that is obtained or prepared during the Term of this Workplan.

2.7.                              Orders for Products.  Acorda shall be solely responsible for establishing the terms and conditions of the sale of the Products, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product.  Acorda shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing.  If any Cardinal Health Employee receives an order for the Products, he/she shall immediately transmit such order to Acorda for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in Acorda’s sole discretion.

2.8                                 Wrongful Acts and Omissions.  Each party shall notify the other  in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of any Cardinal Health Employee of which it becomes aware along with a plan to remedy such acts or omissions, and Acorda shall provide Cardinal Health with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Cardinal Health Employee(s).  Cardinal Health shall be responsible for all such acts or omissions except that Acorda shall be responsible for any such acts undertaken by any Cardinal Health Employee pursuant to the express direction, and under the direct control or supervision, of Acorda or its employees.

2.9.                              Vacancies/Turnover.  In the event of a vacancy in any Cardinal Health Employee position due to resignation, reassignment or termination of a Representative, Cardinal Health shall use its best efforts to fill any such vacancy within a nine (9) week period.  Acorda shall be responsible for paying the Service Fee (as defined in Section 6.1 below) during such vacancy, unless such vacancy exceeds the nine (9) week period, in which event, the associated Service Fee for vacancy of such Representative, National Account Manager, or Medical Science Liaison shall be suspended after the nine (9) week period and shall resume once the vacancy is filled by Cardinal Health.  All recruiting and other related expenses for filling a vacancy shall be borne by Cardinal Health; provided, however, that Acorda shall be responsible for all recruiting and other related expenses for filling any vacancy occurring pursuant to Acorda’s request for reassignment or termination other than a request pursuant to Section 2.8, or resulting from a Cardinal Health Employee’s failure to comply with any one or more of the provisions of Section 2.6.  In addition, if Acorda desires to interview any candidates, Acorda shall bear its own cost of attending any final interview conducted by Cardinal Health or the costs of any separate interview arranged for by Acorda.

2.10.                        Management Reports.  Cardinal Health shall provide Acorda with monthly reports in the form set forth in Schedule 2.10 within fifteen (15) days after the end of each month.  At the request of Acorda, Cardinal Health shall furnish Acorda at reasonable times such documentation as Acorda reasonably requests for purposes of verifying the accuracy of any monthly report.

2.11.                        Project Manager.  Cardinal Health shall appoint a Project Manager to serve as a liaison between Cardinal Health, Representatives and Acorda regarding the performance by Cardinal Health and Acorda of their respective obligations under this Workplan.

ARTICLE III

TRAINING

3.1.                              Training Programs.

(a)                                  Acorda shall conduct a training program (of approximately five (5) days duration) for the Cardinal Health Employees prior to the  commencement of the Program, which shall include such medical and technical information about the Products and such sales training as Acorda, along with Cardinal Health, deems necessary and appropriate (the “Training

Program”).  The Training Program shall also include instruction on compliance with applicable laws.  Cardinal Health shall assist Acorda with the Training Program only to the extent requested by Acorda.

(b)                                 In order to qualify for assignment in a Territory, a Representative must demonstrate thorough knowledge of the Products by passing Acorda approved Product tests at a level of proficiency agreed upon by Acorda and Cardinal Health.

3.2.                              Training Materials.    With the advice and assistance of Acorda, Cardinal Health shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Cardinal Health Employee for “at home” study a minimum of five (5) days prior to the commencement of the Training Program.  Acorda shall provide Cardinal Health with clinical and other information about the Products in order to prepare such written training materials and programmed learning unit.

3.3.                              Acorda Assistance.   During the Term of this Workplan, Acorda shall make available to Cardinal Health, free of charge, a reasonable number of, and for a reasonable amount of time, Acorda’s sales training and marketing personnel to assist Cardinal Health with respect to the Training Program and additional orientation and ongoing training for the Cardinal Health Employees.

ARTICLE IV

SAMPLES

4.1.                              Provision of Samples.  Acorda shall provide samples of the Products to the Cardinal Health Employees at Acorda’s option and at its expense.  Acorda shall determine the quantity and types of samples to be provided to the Cardinal Health Employees and the method of distribution of the samples.   In the event Acorda elects to have Cardinal Health manage the storage and distribution of samples, Cardinal Health shall pass on to Acorda the actual invoice costs for storage, distribution and other related costs  and use prudent business sense in costs incurred.  All samples shall be stored and handled by Acorda and Cardinal Health in compliance with the PDMA and applicable law.

4.2                                 Sample Accountability.  Cardinal Health shall prepare and provide to Acorda for approval a sample accountability program applicable to the samples provided by Acorda.

4.3.                              Return of Samples.  Within thirty (30) days following the termination or expiration of this Workplan or within thirty (30) days from the termination or removal from the Program of a Cardinal Health Employee (unless such Cardinal Health Employee has been hired or retained by Acorda), Cardinal Health shall cause the Cardinal Health Employee to return to Acorda all unused Product samples provided to Cardinal Health or the Cardinal Health Employee by Acorda.  Acorda shall pay or reimburse Cardinal Health for all costs and expenses in connection with the storage and shipment of returned samples.

ARTICLE V

COMMUNICATIONS; MONITORING THE PROGRAM

5.1.                              Communications from Third Parties.  Cardinal Health and the Cardinal Health Employees shall use their best efforts to advise Acorda of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products that are not addressed by either Product Labeling or the Product Promotional Materials, of which Cardinal Health becomes aware.  All responses to such communications to the medical profession or such other third parties shall be handled solely by Acorda.  Cardinal Health shall provide reasonable assistance to Acorda to the extent requested by Acorda, and at Acorda’s cost and expense, to fully respond to such communications.

5.2.                              Government Agencies.  All communications with government agencies, including the FDA, concerning the Products shall be the sole right and responsibility of Acorda.  Cardinal Health shall assist Acorda with respect to such communications with government agencies to the extent requested by Acorda, and at Acorda’s cost and expense, and shall not independently communicate with government agencies except to the extent required by applicable laws.  Cardinal Health shall use its best efforts to provide Acorda with any documents or information reasonably requested by Acorda for purposes of responding to any communications with government agencies within seventy-two (72) hours of Acorda’s request.

5.3.                              Customer Communications.  In addition to Detailing, Cardinal Health shall assist Acorda with respect to customer communications (as reasonably requested by Acorda and at Acorda’s cost and expense) within the Territory and shall regularly advise Acorda of market, economic, regulatory and other developments of which Cardinal Health may become aware which may affect the sale of the Products in the Territory.

5.4.                              Appointment of Coordinators.  The parties shall each appoint an authorized coordinator of the Program (“Coordinators”) between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated.  Within thirty (30) days of signing this Workplan, each party will notify the other as to the name of its Coordinator.  Each party may replace its Coordinator at any time, upon notice to the other party.

5.5.                              Review of Results.  The parties shall meet periodically, but at least once per calendar quarter, to review and discuss the actual results compared to the marketing plans for Detailing of the Products.  Acorda shall regularly and promptly share with Cardinal Health all reports, audits and other data it develops relative to the Program.

ARTICLE VI

COMPENSATION

6.1.                              Amount and Time of Payment.  For services hereunder, Acorda shall pay to Cardinal Health Fees set forth in Schedule 6.1 of this Workplan and incorporated by reference (the “Services Fee”), which shall be payable as set forth in the payment schedule set forth therein.

6.2.                              Early Termination Fee.  In the event Cardinal Health terminates this Workplan pursuant to Section 14(b) or 14(c) of the RxPedite Agreement, or either party terminates this Workplan pursuant to Section 14(d) of the RxPedite Agreement, Acorda shall pay to Cardinal Health an early termination fee as set forth on Schedule 6.2 (the “Early Termination Fee”).  The Early Termination Fee has been agreed to as a reasonable estimation of reimbursement of Cardinal Health’s expenses in preparing to perform under this Workplan and its expectancy interest, and shall not be construed or deemed to be a penalty.

6.3.                              Acorda’s Termination, Removal, or Hiring of Representatives or Managers.

(a)                                  Acorda acknowledges that Cardinal Health has or will incur costs and expenses in connection with recruiting and hiring Cardinal Health Employees.  If during the Term of this Workplan, Acorda (i) hires or retains as its own employee or as an independent contractor or agent any one or more of the Cardinal Health Employees, such employment to begin after the first twelve (12) months of the Program Launch, but prior to the end of the Initial Term, or (ii) requests termination or removal from the Program of any Cardinal Health Employee, other than pursuant to Section 2.8, or due to a failure of any Cardinal Health Employee to comply with the obligations under Section 2.6, and such Cardinal Health Employee is in fact so terminated or removed by Cardinal Health, Acorda shall pay Cardinal Health a fee in connection with such Cardinal Health Employee in the amounts set forth in the attached Schedule 6.3, for each such Cardinal Health Employee so hired, retained, terminated, or removed. Cardinal Health shall fill any vacancy created by Acorda’s hiring of Cardinal Health Employee pursuant to this Section as provided in Section 2.9.  Acorda shall not have the right to hire or retain any Cardinal Health Employee until after the first twelve (12) months of the Initial Term.

(b)                                 Notwithstanding Section 6.3(a) above, during the six (6) month period immediately prior to the end of the later of the Initial Term (if no Renewal Term is exercised) or the last exercised Renewal Term, as applicable, Acorda shall have the right to identify those Representatives, National Account Managers, and/or Medical Science Liaisons Acorda desires to hire upon expiration of this Workplan (collectively, the “Targeted Employees”) and to negotiate with any Targeted Employee concerning the terms on which Acorda might hire that Targeted Employee. Acorda shall have a period of thirty (30) days (the “Employee Selection Period”) following the expiration of this Workplan to hire such Targeted Employees.  Cardinal Health agrees not to interfere with the Acorda’s solicitation and hiring of the Targeted Employees prior to or during the Employee Selection Period, and Cardinal Health will assist Acorda in the transition of Targeted Employees from Cardinal Health to Acorda.  For a period of twelve (12) months after the expiration of the Employee Selection Period: (a) the Acorda shall not hire or retain as an employee or as agent or independent contractor any Cardinal Health Employees that are not Targeted Employees or are not actually hired by Acorda during the Employee Selection Period, and (b) Cardinal Health agrees not to solicit for hire as an employee, agent or independent contractor any Targeted Employee hired by Acorda during the Employee Selection Period.

6.4.                              Reimbursement of Expenses.  In addition to any expenses set forth in Section 5 of the RxPedite Agreement, Acorda shall reimburse Cardinal Health for those expenses set forth in Schedule 6.1, including but not limited to travel expenses under Section 2.6(j).

6.5                                 Cardinal Health Record Keeping: Inspection by Acorda.  Cardinal Health shall keep accurate records in sufficient detail as to costs and expenses for which Acorda must reimburse Cardinal Health under this Workplan.  Upon Acorda’s reasonable request made during or within one (1) year after the Term of this Workplan, and at Acorda’s expense, Cardinal Health shall permit Acorda’s  designated employees or agents to have access during ordinary business hours to records of such costs and expenses in order to verify the accuracy of amounts reimbursed by Acorda to Cardinal Health.  Acorda and its designated employees or agents shall maintain in confidence all such cost and expense records of Cardinal Health.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.                              By Cardinal Health.   Cardinal Health represents, warrants, and covenants to Acorda, as of execution of this Workplan and during the Term of this Workplan, as follows:

(a)                                  that Cardinal Health and the Cardinal Health Employees shall perform the Detailing in a professional and timely manner; and

(b)                                 that Cardinal Health and the Cardinal Health Employees shall comply with all laws, rules and regulations that apply to the performance of services under this Workplan, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws.

7.2.                              By Acorda.   Acorda represents, warrants, and covenants to Cardinal Health, as of execution of this Workplan and during the Term of this Workplan,  as follows:

(a)                                  that Acorda is under no obligation to any third party that would prevent the execution of this Workplan or interfere with its performance under this Workplan;

(b)                                 that Acorda shall comply with all laws, rules and regulations that apply to the Products and their sale, the Program, and this Workplan, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws, all to the extent that such laws, rules and regulations apply to Acorda;

(c)                                  that the Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all rules and regulations of the United States, including without limitation, any rules, regulations or guidelines issued by the FDA; and

(d)                                 that, as of the Effective Date and to Acorda’s knowledge, the manufacture, sale, and distribution of the products do not infringe any patent or other proprietary rights of third parties, and the Products have all necessary governmental approvals and may be lawfully Detailed and sold by Acorda and the Representatives in the Territory.

ARTICLE VIII

ADVERSE REACTION REPORTING AND REGULATORY MATTERS

8.1.                              Immediate Notification.  Each of Cardinal Health and Acorda agrees to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products (each, an “Event”).  “Serious” as used in this  Section 8.1 refers to an experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization, a congenital anomaly or cancer, or a result of an overdose or life threatening condition.  “Unexpected” as used in this  Section 8.1 refers to (a) conditions or developments not previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling, or (b) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling.  Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.  Acorda has sole and exclusive right and authority to report any such Event to government authorities.

8.2.                              Threatened Agency Action.  Cardinal Health and Acorda shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by an Agency which may affect the Products.  Cardinal Health shall, at the request of Acorda and at the cost and expense of Acorda, cooperate with Acorda in formulating a procedure for taking appropriate action in response to such information.  Unless compelled by law, Cardinal Health shall not respond to an Agency without the prior written consent of Acorda.

8.3.                              Training.                                                Cardinal Health and Acorda shall develop appropriate instructions in the Training Program for the Cardinal Health Employees as to handling of information received or obtained in accordance with Sections 8.1 and 8.2.

ARTICLE IX

RETURN/RECALL

9.1.                              Returned Products.

(a)                                  Acorda shall be responsible for handling all returned Products, including shipment and compensation or credit for the returned Products.  Any Products inadvertently returned to Cardinal Health shall be shipped to Acorda or another destination at Acorda’s direction, in compliance with Acorda’s returned goods policy, and Cardinal Health shall advise the customer who made the return that the Products have been returned to Acorda.  Acorda shall reimburse Cardinal Health’s shipping and other costs in connection with the handling of such returned Products within thirty (30) days of delivery to Acorda of Cardinal Health’s statement for such costs.  Upon request Cardinal Health shall provide Acorda with documentation relating to such costs.

(b)                                 At Acorda’s request, Cardinal Health shall assist Acorda in obtaining and receiving any Products that have been recalled, and any costs incurred by Cardinal Health with respect to participating in any such recall shall be reimbursed by Acorda within thirty (30) days of delivery to Acorda of Cardinal Health’s statement for such costs.

ARTICLE X

TERM AND TERMINATION

10.1.                        Term.  This Workplan shall take effect on the date on which both parties execute this Workplan and shall continue for a period of twenty-four (24) months after the Program Launch (the “Initial Term”), unless terminated earlier as set forth herein.  Notwithstanding the foregoing, Acorda may, at its option upon written notice to Cardinal Health at least one hundred twenty (120) days prior to the expiration of the Initial Term, and with the written consent of Cardinal Health, extend the Initial Term for one additional year (the “Renewal Term”).  If Acorda desires to extend the Initial Term, the parties shall negotiate in good faith the provisions of Section 6.1 regarding Service Fees.  For purposes of this Workplan, “Term” shall include both the Initial Term and the Renewal Term, if applicable.

10.2                           Termination Due To Delay in Product Launch.  If the Product is not approved by the FDA by October 31, 2006, either party may terminate this Workplan upon sixty (60) days written notice to the other.

10.3                           Termination Due To Regulatory And Other Problems.  If the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, recalls, raw materials shortages, or similar factors beyond the control of Acorda, then, either party may terminate this Workplan upon thirty (30) days written notice to the other.

ARTICLE XI

INDEMNIFICATION

11.1                           Additional Indemnification Obligations.  In addition to those indemnification obligations set forth in Section 11 of the RxPedite Agreement, the parties agree, that solely with respect to the services provided under this Workplan, the parties shall each have additional indemnification obligations as set forth in this Article XI.  For purposes of this Article 12, the terms “Claim”, “Client Group”, and “Cardinal Health Group” shall have the meanings set forth in the RxPedite Agreement.

11.2.                        Indemnification by Cardinal Health.  In addition to those Claims for which Cardinal Health is obligated to indemnify, defend and hold the Client Group harmless under the RxPedite Agreement, Cardinal Health shall also be obligated to indemnify, defend and hold the Client Group from Claims made, brought or threatened by third parties and based upon or resulting from (a) Cardinal Health’s or Cardinal Health Employee’s violation of or failure to comply with all applicable laws relating to the promotion, distribution and sale of the Products, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws, and (b) a breach of this Workplan.

11.3.                        Indemnification by Acorda.  In addition to those Claims for which Acorda is obligated to indemnify, defend and hold the Cardinal Health Group harmless under the RxPedite Agreement, Acorda shall also be obligated to indemnify, defend and hold the Cardinal Health Group from Claims made, brought or threatened by third parties and based upon or resulting from (a) Acorda’s violation of or failure to comply with all applicable laws relating to the manufacture, sale, distribution, possession and use of the Product, the Program and this Workplan, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws; (b) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Cardinal Health; (c) the accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program; and (d) a breach of this Workplan.

11.4.                        Other Obligations.  All other obligations of the parties with respect to indemnification shall be as set forth in the RxPedite Agreement.

ARTICLE XII

MISCELLANEOUS

12.1.                        Independent Contractor.  Cardinal Health is being retained and shall perform hereunder strictly as an independent contractor. The Cardinal Health Employees shall not be, and shall not be considered to be, employees of Acorda for any purpose, and shall at all times remain employees of Cardinal Health, subject to Section 6.3.  Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party’s employees, except as otherwise provided in this Workplan.

12.2.                        Entire Workplan: Modification.  This Workplan, together with the RxPedite Agreement, contains the entire and exclusive agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof.  Except as provided herein, this Workplan may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.  If and to the extent there are inconsistencies between the RxPedite Agreement and this Workplan, the terms of the RxPedite Agreement shall govern.

12.3.                        Execution in Counterparts.  This Workplan may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

12.4.                        Maintenance of Records.  Cardinal Health and Acorda each agree that throughout the Term of this Workplan and for a period of six (6) years after the termination of this Workplan, each will maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other applicable legal requirements which relate to the Detailing and marketing of the Products and if applicable, with the other services and activities to be performed hereunder.

IN WITNESS WHEREOF, the parties have caused this Workplan to be executed by their duly authorized officers.

CARDINAL HEALTH PTS, INC.		ACORDA THERAPEUTICS, INC.

By:	/s/ Anthony Cherichella	By:	/s/ Mary Fisher

Name:	Anthony Cherichella	Name:	Mary Fisher

Title:	Chief Financial Officer	Title:	Vice President of Commercial Operations

Date:	September 22, 2003	Date:	September 22, 2003

Schedule 1.1(o)

List of Products

Fampridine SR

Schedule 1.1(t)

Definition of Territory

The Territories shall be within the continental United States and shall be agreed to by the parties prior to the Representative Commencement Date.

Schedule 2.3

National Account Manager Responsibilities

•                  The National Account Managers will participate in development of managed care and government contracting and reimbursement strategies as well as value add programs for select managed care and government accounts. The National Account Managers will also work with the Representatives to create provider demand for Fampridine-SR and to coordinate provider pull-through activities with the sales force once the product is under contract or has achieved favorable reimbursement status with an account, as described in more detail below.

•                  Generally, the National Account Managers will:

•                  Identify key players in the category and develop an understanding their needs.

•                  Position the benefits of Fampridine-SR in a way that is relevant and appealing to those providers.

•                  Develop an understanding of the key reimbursement issues, such as Formulary, CMS or other.

•                  Develop an understanding of employer needs and the role of quality initiatives such as HEDIS.

•                  Develop an understanding of how to impact Formulary pull-through.

•                  Develop an understanding of the role of specialty carve-outs and carve-ins.

•                  Develop an understanding of the product information needs of providers.

•                  Seek out viable disease management initiative opportunities.

•                  Find maximum price points.

•                  Develop an understanding of trends that may affect the use and/or reimbursement on the product in the future.

•                  The National Account Managers will also work closely with the Acorda management team, Cardinal Health Managers and Representatives to:

•                  Identify accounts in each sales region

•                  Identify model types/membership bases

•                  Determine who provides health care for major employers in each sales region

•                  Once accounts are identified, the National Account Managers will work closely with Cardinal Health Managers and Representatives to:

1)              Contact appropriate decision-makers in order to determine:

(a)                Formulary policies

(b)               Bids and contracts policies

(c)                Rebate and charge-back policies

(d)               Representative policies (promotion and sampling policies)

•                  Provider lists

(e)                P&T Committee members

•                  The National Account Managers will also work closely with the Acorda management team, Cardinal Health Managers and Representatives to ensure company approved marketing messages are communicated for Fampridine-SR  to key decision-makers within each account in an effort to gain formulary acceptance.

•                  The National Account Managers will also work closely with the Acorda management team, Cardinal Health Managers and Representatives to develop strategies and tactics to gain formulary approval within select accounts.

1)              Identify champion physicians

2)              Encourage champion physicians to write Director of Pharmacy requesting product addition to formulary

3)              With numerous requests, product may be reviewed by the P&T Committee

4)              P&T Committee meeting (product may be reviewed a few times before approval)

5)              Formulary approval

•                  The National Account Managers will coordinate the capture of information for each account and ensure effective communication throughout the organization.

1)              What type of formulary is in place with each account (none, open, closed, etc.)

2)              Who provides the pharmacy benefit (in-house, contracted pharmacies, or both)

3)              Is PBM involved? (information about their formulary, contracts)

4)              What type of pharmacy intervention is used, if any?

(a)                Counter detailing

(b)               Differential co-pays (e.g. $5.00 = generic; $10.00 = brand)

(c)                Utilization Review (e.g. cost vs. efficacy)

(d)               Financial incentives

(e)                Online adjudication at the pharmacy level (non-payment for items that are not on the formulary)

•                  The National Account Managers will lead and coordinate the investigation of identified accounts to assess priority within the sales regions.  Typical investigation would include inquiry into the following:

1)              How many MDs are affiliated with the account?

(a)                Is it a significant number?

(b)               Are there key groups or individuals involved?

(c)                Are any of them high volume prescribers?

2)              Geography covered

(a)                What sales territories are impacted the most?

(b)               Does it impact other sales regions?

3)              Who owns the plan?

(a)                Acorda/Cardinal may have contracts with that organization

(b)               History of parent organizations’ ability to impact business

4)              Names of key contacts

(a)                Pharmacy director

(b)               Clinical pharmacists

(c)                Purchasing director

(d)               Medical director

5)              Is there a P&T Committee?

(a)                Who are the members?

(b)               How do we support this group?

(c)                Are these individuals accessible to call on?

6)              Is there a formulary?

(a)                What type of formulary?

(b)               Goal: obtain formulary status for Fampridine-SR

7)              How do members fill their prescriptions?

(a)                In-house pharmacies will have more control over prescriptions than retail pharmacies

(b)               Which PBM processes the claims? Different PBMs have varying levels of control over prescription benefits

8)              Resources available to help in this process include:

(a)                Local media

(b)               Physician offices

(c)                Scott Levin databases

(d)               Acorda Management

(e)                Cardinal Management

•                  At the direction of the Acorda management team, the National Account Managers will work with each sales territory to develop specific action plans or pull-through programs for select accounts. (Utilizing all available information)

1)              The overall impact that managed care has in each sales territory will be assessed by compiling the following information:

(a)                List all managed care plans which do business in the sales region

(b)               How many target physicians are affiliated with these plans?

(c)                Determine which plans have restrictive formularies

2)              For target physicians that are not affiliated with any managed care plans; direct sales management and Representatives to:

(a)                Follow regular promotional strategies

(b)               Monitor for changes

(c)                Determine whether mail-service organizations or PBMs are impacting physician prescribing habits

•                  Ask nurse or receptionist if they receive any phone calls from pharmacists asking for permission to change prescriptions

•                  What types of changes? (Generic substitution or brand interchange?)

•                  Which products/companies are involved?

•                  Collaborate with managed care personnel to determine our relationship with them

(d)               For target physicians that are affiliated with accounts that do not have restrictive formularies:

•                  Follow regular promotional strategy

•                  Ensure that physicians are aware that prescriptions for Acorda’s Fampridine-SR will be reimbursed by the account plan with which they are affiliated

•                  Take advantage of any favorable formulary listing Acorda has by incorporating this into the promotional message

•                  Determine whether mail-service or PBMs are impacting prescribing (not likely)

•                  Monitor for change

•                  For target physicians that are affiliated with account plans that have restrictive formularies

•                  Be aware of how Fampridine-SR is impacted

•                  Promote product if available on formulary

Schedule 2.4

Medical Science Liaison Responsibilities

•                  Acorda and Cardinal Health will work on a program designed to achieve the following objectives:

•                  educate target physicians and their professional staffs on current trends in SCI and MS management

•                  increase the flow of SCI and MS patients to Fampridine-SR

•                  facilitate Phase IV and V clinical studies for Fampridine-SR

•                  support hospital, P&T committee, and managed care formulary activities for Fampridine-SR

•                  position Acorda and its neurology product portfolio with key opinion & thought leaders (OTLs)

•                  The Acorda MSL function may have other responsibilities within the organization, and interact with other functioning teams. However, the top priority of the Acorda MSL function shall be to actively engage in activities that support the strategic direction of Fampridine-SR.

•                  The Acorda MSL function will be focused on Centers of Influence (COI) within select sales regions. The MSL for this program shall be a therapeutic specialist with advanced scientific training and a degree in life sciences (doctorates, advanced professional healthcare degrees, or masters in science). The majority of MSLs currently in industry are Doctors of Pharmacy (Pharm.D.), with a smaller percentage holding Ph.D. or M.D. degrees. Excellent scientific aptitude is critical to productive interactions between MSLs and OTLs who are research pioneers and authorities in a therapeutic field.

•                  The rationale for creating the MSL function is as follows:

•                  Provides feedback from key OTLs on how the company could best position Fampridine-SR and future products by conducting Regional Advisory Panels to glean opinions on research direction and other healthcare issues

•                  Produces and performs product presentations for OTLs

•                  Serves as the primary company contact with current and future OTLs by establishing peer relationships based on high levels of education and understanding of the clinical issues facing practitioners

•                  Provides clinical trial and off-label information to early adopters

•                  Collaborates on clinical research protocols for Phase IIIb and IV trials

•                  Manages budgets for clinical grants and medical education activities

•                  Serves as the “face” of the company’s pipeline

•                  Assists Medical Education department in setting up guest lectures, symposia and workshops

Schedule 2.10

Form of Management Report

Report Name	Description	Frequency
Territory Assignment Report

Lists the individuals covering each region and territory.  If a territory is vacant, the report will indicate the date when the territory became vacant and what alternate coverage is being applied (i.e. District Manager, Adjacent Rep, etc.)

In addition, the report will indicate the current turnover rate.

Monthly

Territory Coverage Report

For each territory, the report provides the call statistics:

•      Percentage of call to target audience

•                       Percentage of samples delivered to target audience

•      Average number of calls/day (calculated on a six month moving average).

The report is summarized at the Regional and National levels.

Monthly Quarterly

Sales Statistics Report

For each territory, based on NDC Health Information Services data, the report will show:

•      New Rx

•      Total Rx

•      Percent Change for New Rx

•      Percent Change for Total Rx

•      New Market Share Percent Change

•                       Total Market Change Percent Change

The report is summarized at the Regional and National levels.

Monthly Quarterly

Inventory Report

For each Territory, the report will document all the sample distribution activities.  The report will reflect the following:

For each SKU:

•      Period beginning balance

•      Total shipments received

•      Total samples dropped

•      Total samples returned to distributor

•      Total adjustments

•      Period ending balance

•      Total variance (units / percent)

The report is summarized at the Regional and National levels.

Monthly

Inventory Exception Report	The report will provide details on variances and adjustments related to the distribution of samples if any has occurred.	Monthly

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 6.1

Service Fees and Payment Schedule

REPRESENTATIVES:

Number of Representatives	[***]
Annual Representative Fee	[***] per Representative, plus expenses
Total Fees	[***] per year, plus expenses

•                  The Annual Representative Fee identified above includes sales force recruitment, salaries, payroll taxes and benefits, sales force training, administrative and operational support, electronic territory management systems and sample accountability processes, procedures and systems, fleet cars, & performance bonuses.

•                  The Annual Representative Fee identified above does not include expenses of regular territory business travel and promotional budgets.

NATIONAL ACCOUNT MANAGERS:

Number of Representatives	[***]
Annual Manager Fee	[***] per Manager
Total Fees	[***] per year

•                  The Annual Manager Fee identified above includes Manager salaries, benefits, bonuses, & taxes, fleet cars, project manager salary, benefits, bonuses, & taxes, recruitment costs (including travel and turnover), supplies, printing, postage, and miscellaneous items, and laptops, software and printers

•                  The Annual Manager Fee identified above does not include actual business and promotional expenses as defined and approved by Acorda, and actual travel and lodging expenses for all training programs and POA meetings.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

MEDICAL SCIENCE LIAISONS (“MSL”):

Number of MSLs	[***]
Annual MSL Fee	[***] per MSL
Total Fees	[***] per year

•                  The Annual MSL Fee identified above includes MSL compensation during 2 week training period; MSL salary, payroll taxes, benefits, fleet car, and bonus during program; a project management team that includes a dedicated account executive and the following shared services: project manager, HR coordinator, finance coordinator, IT coordinator, and help desk; recruitment costs, including any turnover and travel during project; training and development services; territory management and CRM system; support services (operations and administration); and management fees.

•                  The Annual MSL Fee identified above does not include MSL actual in territory business expenses; and MSL actual travel expenses for all required participation at corporate training programs and POA meetings.

PRICE CHANGES

In the event of a change in salaries and benefits required to recruit and hire the Cardinal Health Employees between the Effective Date of this Workplan and the applicable MSL Commencement Date, NAM Commencement Date or Representative Commencement Date, the parties shall negotiate in good faith a change to the Service Fees to account for such change in salaries and benefits.

PAYMENT SCHEDULE

•                  Acorda shall pay [***] of the total amount of the first year’s fees for the Medical Science Liaisons on the MSL Commencement Date.

•                  Acorda shall pay [***] of the total amount of the first year’s fees for the National Account Managers on the NAM Commencement Date.

•                  Acorda shall pay [***] of the total amount of the first year’s fees for the Representatives on the Representative Commencement Date.

•                  The remainder of the fees for the first year shall be invoiced in equal pro-rated payments on the 1st day of each month beginning with the commencement of promotional activity.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 6.2

Early Termination Fee

The Early Termination Fee under Section 6.2 shall be calculated as follows:

(i)                                     If termination occurs prior to Program Launch, Acorda shall pay to Cardinal Health an amount equal to [***] of the annual base salaries of all Cardinal Health Employees hired as of such date of termination.

(ii)                                  If termination occurs during the first six (6) months after Program Launch, Acorda shall pay to Cardinal Health an amount equal to [***] of the annual base salaries of all of the Cardinal Health Employees.

(iii)                               If termination occurs during the months seven (7) through eighteen (18) after Program Launch, Acorda shall pay to Cardinal Health an amount equal to [***] of the annual base salaries of all of the Cardinal Health Employees.

(iv)                              If termination occurs after completion of the eighteenth (18) month after Program Launch, but prior to the end of the Initial Term, Acorda shall pay to Cardinal Health an amount equal to [***] of the annual base salaries of all of the Cardinal Health Employees.

In the event of any such termination and upon the request of Acorda, Cardinal Health shall provide reasonable documentation evidencing the base salaries of each of the Cardinal Health Employees.

For purposes of this Schedule 6.2, “annual base salaries of all of the Cardinal Health Employees” means the actual, annualized base salaries, on an aggregate basis, of Cardinal Health Employees employed by Cardinal Health at the time that Cardinal Health receives notice of an early termination.

For example, if the Early Termination Fee in Section 6.2 is triggered in month nine (9) of the Initial Term, and at such time Cardinal Health employs twenty (20) Cardinal Health Employees of which there are eighteen (18) Representatives, one (1) National Account Manager and one (1) Medical Science Liaison, and the actual annual base salaries for each is $[**], $[**] and $[***], respectively, then the Early Termination Fee shall be calculated as follows:

Early Termination Fee = [**]% x [(18 x [***]) + (1 x [**]) + (1 x [**])] = $[**]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 6.3

Acorda’s Hiring of Cardinal Health Employees

(a)                                  As to each Cardinal Health Employee hired or retained by Acorda pursuant to Section 6.3 or terminated or removed pursuant to Acorda’s request in accordance with Section 6.3 (either, a “Cardinal Termination Event”), the amount to be paid by Acorda shall be as follows:

(i)                                     If a Cardinal Health Employee is hired or retained by Acorda pursuant to Section 6.3 during months thirteen (13) through eighteen (18) after Program Launch or if Acorda requests termination or removal of a Cardinal Health Employee pursuant to Section 6.3 during any of the first eighteen (18) months of the Initial Term, Acorda shall pay to Cardinal Health [***] of such Cardinal Health Employee’s scheduled aggregate annual base salary.

(ii)                                  If a Cardinal Termination Event occurs with respect to a Cardinal Health Employee during months nineteen (19) through twenty-four (24) after Program Launch, Acorda shall pay Cardinal Health [***] of such Cardinal Health Employee’s scheduled aggregate annual base salary.

(iii)                               If a Cardinal Health Employee is hired or retained by Acorda upon completion of the Initial Term, Acorda shall have no further obligation to pay any fee under this Schedule 6.3 or any other Service Fees with respect to such Cardinal Health Employee so retained or hired by Acorda.

(b)                                 All such amounts shall be due and payable within thirty (30) days after the effective date of the applicable Cardinal Termination Event, and Acorda’s receipt of Cardinal Health’s invoice for amounts due and appropriate supporting documentation.

(c)                                  For purposes of this Schedule 6.3, “scheduled aggregate annual base salary” means the actual, annualized base salary, on an aggregate basis, of the Cardinal Health Employee who is the subject of a Cardinal Termination Event at the time of such event.  For example, if Acorda hires a Cardinal Health Employee in month fifteen (15) of the Initial Term and such employee’s actual annual base salary is [***] at such time, then Acorda shall pay to Cardinal Health the amount of [***], which represents [***] of such employee’s actual annual base salary.